Exhibit 99.CODE ETH

STEPSTONE PRIVATE VENTURE AND GROWTH FUND

sox CODE OF ETHICS

PRINCIPAL EXECUTIVES AND PRINCIPAL FINANCIAL OFFICERS

I.	Covered Persons/Purpose of this Code

This code of ethics (this “Code”) for purposes of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), for StepStone Private Venture and Growth Fund, a Delaware statutory trust (together with any successor thereto, the “Fund”), applies to the Fund’s principal executive officer, the principal financial officer, comptroller or principal accounting officer, and any person who performs a similar function (collectively, the “Covered Persons”).

II.	Conduct Guidelines

The Fund has adopted the following guidelines under which the Fund’s Covered Persons must perform their official duties and conduct the business affairs of the Fund.

•	Ethical and Honest Conduct. The Fund’s Covered Persons must act with honesty and integrity and avoid violations of this Code, including the avoidance of actual or apparent conflicts of interest with the Fund in personal and professional relationships. The Covered Persons should at all times proactively promote ethical behavior among peers in their work environment.

•	Conflicts of Interest. Conflicts of interest may arise as a result of material transactions or business or personal relationships to which the Covered Person may be a party. If an employee or agent is unsure whether a particular fact pattern gives rise to a conflict of interest, or whether a particular transaction or relationship is “material,” such employee or agent should bring the matter to the attention of the Fund’s chief compliance officer (the “Chief Compliance Officer”).

•	Quality of Information. The Fund’s Covered Persons must at all times seek to provide information to the Fund’s Service Providers (as defined herein) that is accurate, complete, objective, relevant, timely, and understandable.

•	Compliance with Laws. The Fund’s Covered Persons must comply with the federal securities laws and other laws and rules applicable to the Fund, such as the Internal Revenue Code of 1986, as amended.

•	Standard of Care. The Fund’s Covered Persons must at all times act in good faith and with due care, competence and diligence, without knowingly misrepresenting material facts or allowing such Covered Person’s independent judgment to be subordinated. The Fund’s Covered Persons must conduct the affairs of the Fund in a responsible manner, consistent with this Code.

•	Confidentiality of Information. The Fund’s Covered Persons must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the Fund to disclose it or where disclosure is otherwise legally mandated. Covered Persons may not use confidential information acquired in the course of their work for personal advantage.

•	Sharing of Information and Educational Standards. The Fund’s Covered Persons should share information with relevant parties to keep them informed of the business affairs of the Fund, as appropriate, and maintain skills important and relevant to the Fund’s needs.

•	Standards for Recordkeeping. The Fund’s Covered Persons must at all times endeavor to ensure that the Fund’s financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and this Code.

Each Covered Person owes a duty to the Fund to adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. Each Covered Person should encourage his or her colleagues who provide services to the Fund, whether directly or indirectly, to do the same.

III.	Covered Persons Should Handle Ethically Actual and Apparent Conflicts of Interest

A conflict of interest occurs when a Covered Person’s private interest interferes with the interests of, or his/her service to, the Fund. For example, a conflict of interest would arise if a Covered Person, or a member of his/her family, receives improper personal benefits as a result of his/her position in the Fund. Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

Certain conflicts of interest arise out of the relationships between Covered Persons and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”). For example, Covered Persons may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as affiliated persons of the Fund. The Fund’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. Each Covered Person is an employee of a service provider to the Fund (the “Service Provider”), including StepStone Group LP, the Fund’s sub-adviser, and StepStone Group Private Wealth LLC, the Fund’s investment adviser. Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the Service Providers of which the Covered Persons are also officers or employees. As a result, this Code recognizes that the Covered Persons will, in the normal course of their duties (whether formally for the Fund or for the Service Provider of which the Covered Person is an employee, or for both), be involved in establishing policies and implementing decisions which will have different effects on the Service Provider and the Fund. The participation of the Covered Persons in such activities is inherent in the contractual relationship between the Fund and the Service Provider and is consistent with the performance by the Covered Persons of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the 1940 Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the board of trustees of the Fund (the “Board of Trustees”) that the Covered Persons may also be or in the future may become officers or employees of one or more other investment companies covered by this Code or other similar codes.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the 1940 Act. The following list provides examples of conflicts of interest under this Code, but Covered Persons should keep in mind that these examples are not exhaustive. As a general matter, the personal interest of a Covered Person should not be placed improperly before the interest of the Fund.

Each Covered Person must not:

•	use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Person would benefit personally to the detriment of the Fund;

•	cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than for the benefit of the Fund; or

•	use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally, or cause others to trade personally, in contemplation of the market effect of such transactions.

There are certain potential conflict of interest situations that should be discussed with the Fund’s Chief Compliance Officer. Examples of these situations include:

•	service as a director on the board of directors of any public or private company;

•	the receipt of any entertainment or non-nominal gift by a Covered Person, or a member of his or her family, from any company with which the Fund has current or prospective business dealings, unless such entertainment or gift is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any Service Provider, other than the Fund’s investment adviser, investment sub-adviser, principal underwriter, administrator or any affiliated person thereof and the Service Provider of which such Covered Person is an employee; and

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or repurchasing shares other than an interest arising from the Covered Person’s employment, such as compensation or equity ownership.

Covered Persons should be aware that conflicts are also likely to exist where a member of his or her family engages in an act or has a relationship that would present a conflict for such Covered Person.

IV.	Disclosure & Compliance

Each Covered Person:

•	should be familiar with the disclosure requirements generally applicable to the Fund;

•	should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s trustrees and auditors, and to governmental regulators and self-regulatory organizations;

•	should, to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Fund and the Fund’s investment adviser or sub-adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Fund; and

•	has the responsibility to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

V.	Reporting and Accountability

Each Covered Person must:

•	upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board of Trustees that he/she has received, read, and understands this Code;

•	annually thereafter affirm to the Board of Trustees that he/she has complied with the requirements of this Code;

•	not retaliate against any of the Fund’s or its Service Providers’ employees or any other Covered Person or their affiliated persons for reports of potential violations of this Code that are made in good faith;

•	notify the Chief Compliance Officer promptly if he/she knows or learns of any violation of this Code. Failure to do so is itself a violation of this Code; and

•	report promptly any change in his/her affiliations.

The Chief Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The audit committee of the Board of Trustees (the “Audit Committee”), however, is responsible for granting waiver1 and determining sanctions, as appropriate, provided that any approvals, interpretations or waivers sought by the Fund’s principal executive officers or trustees will be considered by the Board of Trustees.

[1]	Instruction 2 to Item 5.05 of Form 8-K defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

The Fund will follow these procedures in investigating and enforcing this Code:

•	the Chief Compliance Officer will take any action he/she considers appropriate to investigate any actual or potential violations reported to him/her;

•	if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer shall meet with the person reporting the violation for the purposes of informing such person of the reason for not taking action;

•	any matter that the Chief Compliance Officer concludes is a violation will be reported to the Audit Committee;

•	if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the full Board of Trustees, which will consider appropriate action, which may include review of, and appropriate modifications to: applicable policies and procedures; notification to appropriate personnel or board of directors of the Service Provider of which such Covered Person is an employee; a recommendation to the Service Provider to dismiss the Covered Person; or dismissal of the Covered Person as an officer of the Fund;

•	the Audit Committee will be responsible for granting waivers, as appropriate; and

•	any changes to, or waivers of, this Code will, to the extent required, be disclosed as provided by SEC rules.

The Audit Committee, in determining whether waivers should be granted and whether violations have occurred, and the Chief Compliance Officer, in rendering decisions and interpretations and in conducting investigations of potential violations under this Code, may, at their discretion, consult with such other persons as they may determine to be appropriate, including a senior legal officer of the Fund or its investment adviser, counsel to the Fund or the Service Provider, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Audit Committee for the retention of independent auditors to perform permissible non-audit services.

VI.	Investigations and Enforcements

The Fund will follow these procedures in investigating and enforcing this Code:

•	the Chief Compliance Officer of the Fund will take all appropriate action to investigate any violations and potential violations reported to him or her;

•	violations will be reported to the Board of Trustees after such investigation;

•	if the Board of Trustees determines that a violation has occurred, it will consider appropriate action, which may, without limitation, include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser, distributor or their respective boards; or recommendation of the dismissal of the Covered Person;

•	the Board of Trustees will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VII.	Waivers

A Covered Person may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Audit Committee setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Audit Committee shall review such request and make a determination thereon in writing, which shall be binding, and shall inform the Chief Compliance Officer of the granting of any waiver.

In determining whether to waive any provisions of this Code, the Audit Committee shall consider whether the proposed waiver is consistent with honest and ethical conduct.

The Chief Compliance Officer shall submit an annual report to the Board of Trustees regarding waivers granted.

VIII.	Other Policies and Procedures

This Code shall be the sole “code of ethics” adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act. Insofar as other policies or procedures of the Fund, the Fund’s investment adviser, investment sub-adviser, principal underwriter, or other Service Providers govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The codes of ethics of the Fund and its investment adviser and other Service Providers under Rule 17j-1 under the 1940 Act are separate requirements applying to the Covered Persons and others and are not part of this Code.

IX.	Amendments

Any amendments to this Code must be approved or ratified by a majority vote of the Board of Trustees, including a majority of independent trustees.

X.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law, regulation or this Code, such matters shall not be disclosed to anyone other than the Board of Trustees and its counsel, the investment adviser and its counsel, the other Service Provider of which such Covered Person is an employee or independent auditors or other consultants referred to in Section III above.

XI.	Internal Use

This Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance or legal conclusion.

Approved: June 8, 2022

Amended: May 25, 2023